UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 24, 2002

Second Bancorp Incorporated
(Exact name of registrant as specified in its charter)

Ohio	0-15624	34-1547453

(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Main Avenue S.W., Warren, Ohio	44482-1311

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 330-841-0123

Item 5. Other Events

On July 24, 2002, the Company issued the following press release:

SECOND BANCORP TO REPURCHASE
ADDITIONAL SHARES

Warren, Ohio, July 24, 2002—SECOND BANCORP INCORPORATED (Nasdaq “SECD”, “SECDP”) announced that its Board of Directors has authorized the discretionary buy-back of up to 500,000 additional shares of the Company’s common stock. Assuming the full repurchase is completed, the buy-back will represent 5.0% of the Company’s currently outstanding common shares. The repurchase is expected to be implemented through open market and private transactions at prevailing market prices. The announced authorization is in addition to the Company’s evergreen repurchase program under which the Company buys up to 2% of its outstanding shares on annual cycles beginning each October. The current evergreen repurchase has a remaining authorization of 25,661 shares.

Treasurer David L. Kellerman indicated “Stock repurchase programs like the one we are announcing today are valuable tools in the aggressive management of our capital position. The program supplements and supports the Company’s strategic activity and allows us to invest in Second Bancorp common shares at what we consider to be attractive prices. The repurchase when completed will have a small but positive impact on key performance ratios.”

Second Bancorp is a $1.7 billion financial holding company providing a full range of commercial and consumer banking, trust, insurance and investment products and services to communities in a nine county area of Northeastern and East-Central Ohio through subsidiary Second National Bank’s network of 37 retail banking centers.

Additional information about Second Bancorp and information about products and services offered by Second National Bank can be found at the bank’s website address indicated above.

CONTACT: Christopher Stanitz, Executive Vice President and Secretary, at 330.841.0234 (phone), 330.841.0489 (fax), or cstanitz@secondnationalbank.com.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Second Bancorp Incorporated

Date: July 24, 2002	/s/ David L. Kellerman David L. Kellerman, Treasurer